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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

[ ]  Preliminary Proxy Statement
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     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                              --------------------

                              SOFTNET SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

                              --------------------

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             SoftNet Systems, Inc.

                                November 1, 2002


Mediacom LLC
100 Crystal Run Road
Middletown, NY 10941

White Rock Capital
3131 Turtle Creek Blvd.
Dallas, TX 75219

Ladies/Gentlemen:

     I am writing this letter to clarify certain issues with respect to Proposal Two in the proxy statement of SoftNet Systems, Inc. (the "Company") dated September 30, 2002. First, the Company wants to assure you that under the proposed charter amendment the only sales by you of the Company's common stock that would be restricted are sales to a holder or holders that would be considered a "5% Shareholder" under Section 382 of the Internal Revenue Code by reason of giving effect to such sale; you would be free to make all other sales of the Company's common stock without restriction. For clarification, in the event of a sale to a holder or holders that would become a "5% Shareholder" by reason of such sale, the Company will only restrict and potentially void that portion of such sale that would actually result in such holder or holders becoming a "5% Shareholder." Second, the Company wishes to make clear that notwithstanding the adoption of the proposed charter amendment, all SoftNet stockholders, including Mediacom and White Rock Capital, will be able to participate on a pro rata basis in the tender offer that Independence Holding Corporation has agreed to commence.

Very truly yours,

SoftNet Systems, Inc.



By: /s/ Ronald Simon
Ronald Simon